Exhibit (d)(3)(i)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Access Capital Community Investment Fund

This amendment (the “Amendment”) is made and entered into on this 9th day of September, 2013 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of the RBC Access Capital Community Investment Fund (the “Fund”) and hereby amends that certain Amended and Restated Master Investment Advisory Contract, effective April 16, 2004, amended and restated as of December 31, 2009, as supplemented by the Investment Advisory Contract Supplement effective July 28, 2008, amended as of December 31, 2009 and September 9, 2013 (such contract as so supplemented, the “Agreement”), between the Adviser and the Trust.

          WHEREAS, the Adviser and the Trust have entered into the Agreement relating to the Fund; and

          WHEREAS, the Adviser and the Trust desire to amend the Agreement.

          NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

          SECTION 1. PARAGRAPH 5. Paragraph 5 of the Investment Advisory Contract Supplement is hereby amended and restated, as attached.

          SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.	RBC FUNDS TRUST

By:	By:
Name: Michael Lee	Name: Kathleen A. Gorman
Title: CEO	Title: President & CEO
Date: ____________, 2013	Date: ____________, 2013

PARAGRAPH 5

          5. As provided in paragraph 6 of the Master Advisory Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Fund pay the Adviser, in arrears, a monthly fee on the first business day of each month at the annual rate of 0.50% of the Fund’s average daily net assets (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share).